ANNEX A

The following transactions were open market purchased effected by Bellevue Capital Partners, LLC from July 19, 2024 to January 17, 2025, inclusive:

Trade Date	Buy/Sell	Number of Shares of Class A Common Stock	Weighted Average Price Per Share of Class A of Class A Common Stock(1)	Price Range(2)
7/19/2024	Buy	864	$8.93	$8.79 - $8.97
12/11/2024	Buy	750	$8.34	$8.19 - $8.55
12/12/2024	Buy	750	$8.77	$8.50 -$8.81
12/13/2024	Buy	750	$8.55	$8.52 - $8.56
12/16/2024	Buy	839	$9.01	$8.44 - $9.15
12/17/2024	Buy	839	$8.97	$8.81 - $8.99
12/18/2024	Buy	839	$8.78	$8.77 - $8.80
12/19/2024	Buy	839	$8.87	$8.84 - $8.859
12/20/2024	Buy	839	$8.35	$8.30 - $8.43
12/23/2024	Buy	813	$8.71	$8.48 - $8.82
12/24/2024	Buy	813	$8.55	$8.44 - $8.86
12/26/2024	Buy	813	$8.83	$8.75 - $8.91
12/27/2024	Buy	813	$8.95	$8.69 - $9.20
12/30/2024	Buy	1,112	$9.02	$8.63 - $9.22
12/31/2024	Buy	2,112	$8.69	$8.65 - $8.90
01/02/2025	Buy	1,112	$8.65	$8.60 - $8.90
01/03/2025	Buy	1,112	$9.01	$8.90 - $9.09
01/06/2025	Buy	1,321	$9.03	$8.79 - $9.07
01/07/2025	Buy	1,321	$8.98	$8.90 - $9.07
01/08/2025	Buy	1,321	$9.04	$8.90 - $9.10
1/13/2025	Buy	1,367	$8.66	$8.55 - $9.09
1/14/2025	Buy	1,367	$8.99	$8.89 - $9.09
1/15/2025	Buy	1,367	$9.18	$9.12 - $9.24
1/16/2025	Buy	1,367	$9.08	$8.84 - $9.23
1/17/2025	Buy	1,367	$9.21	$9.06 - $9.25

(1)	Unless otherwise indicated, these shares were purchased in multiple transactions at the price ranges set forth in the column labeled “Price Range.” Bellevue Capital Partners undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within such range.

(2)	Price ranges are inclusive. Rows marked “N/A” mean all shares were sold at the same price.